Exhibit 21

SUBSIDIARIES OF REGISTRANT

COMPANY	JURISDICTION / STATE OF INCORPORATION
Team, Inc.	Texas
Team, Inc.	Delaware
Team Facilities & Services, Inc.**	Delaware
Team Investment, Inc.*	Delaware
Team Facilities & Services, L.P.*	Texas
Team Industrial Services, Inc.	Texas
Aitec Investments USA Inc.	Delaware
Aitec USA, Inc.	Delaware
Team Industrial Services International, Inc.	Delaware
TISI Acquisition Inc.**	Canada
Aitec Inc.**	Canada
Aitec (Western) Inc.**	Canada
Team Industrial Services of Canada, ULC	Canada
TISI Canada, Inc.	Canada
Global Heat (1988), Inc.	Canada
Global Heat U.K. Ltd.	United Kingdom
Teaminc. Europe B.V.	The Netherlands
Team Industrial Services Asia (PTE) Ltd.	Singapore
Team Industrial Services Trinidad, Ltd.	Trinidad, West Indies
TISI Trinidad, Limited	Trinidad, West Indies
Team Industrial Services, C.V. de S.A.	Venezuela

*	Eliminated subsequent to our year ended May 31, 2007
**	Created subsequent to our year ended May 31, 2007